Exhibit 10.23

THIRD AMENDMENT TO OFFICE LEASE

This THIRD AMENDMENT TO OFFICE LEASE (this “Third Amendment”) is made and entered into as of December 31, 2024, by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and AIRGAIN, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

1.
Landlord and Tenant entered into that certain Office Lease dated June 13, 2013 (the “Office Lease”), as amended by that First Amendment to Office Lease dated February 13, 2020 (the “First Amendment”), and as amended by that certain Second Amendment to Office Lease dated March 3, 2020 (the “Second Amendment”, and together with the Office Lease and First Amendment, collectively, the “Lease”), whereby Tenant leases from Landlord, and Landlord leases to Tenant, certain premises (the “Premises”) commonly referred to as Suite 150 and located on the first (1st) floor of the building (the “Building”) located at 3611 Valley Centre Drive, San Diego, California 92130, as such Premises are more particularly detailed in the Lease.
2.
Landlord and Tenant desire (i) to extend the Lease Term of the Lease, and (ii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Third Amendment.
2.
Remeasurement; Condition of the Premises.
2.1.
Remeasurement. Landlord and Tenant hereby acknowledge and agree that the Premises has been remeasured. In connection with such remeasurement, Landlord and Tenant hereby agree and stipulate that, effective as of January 1, 2025 (hereinafter, the “Extension Date”) and notwithstanding any contrary provision contained in the Lease, the Premises shall be conclusively deemed to contain 11,246 rentable square feet of space in the aggregate, and such square footage shall not be subject to remeasurement or modification during the Extension Term (as defined in Section 3 below).
2.2.
Condition of Premises. Landlord and Tenant further acknowledge and agree that Tenant has been occupying the Premises pursuant to the Lease and therefore, except as expressly set forth in the work letter attached hereto as Exhibit A (the “Work Letter”), Tenant continues to otherwise accept the Premises in its presently existing, “as is” condition. Except as expressly set forth in the Work Letter, and subject to Landlord’s ongoing obligations expressly set forth in the Lease (e.g., the standard tenant services detailed in Section 6.1 of the Lease, Landlord’s repair obligations detailed in Article 7 of the Lease and Landlord’s compliance with Applicable Laws obligations detailed in Article 24of the Lease), Landlord shall not otherwise be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or the Building or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business.
2.3.
Improvements not Alterations; No Removal Obligation. Landlord and Tenant hereby acknowledge and agree that the Improvements constructed pursuant to the Work Letter shall be deemed not to constitute Alterations and, accordingly, notwithstanding anything to the contrary set forth in Section 8.5 of the Original Lease, Tenant shall not be obligated to remove any such Improvements at the end of the Extension Term or any earlier termination or later expiration of the Lease, as applicable.
3.
Extension of Lease Term. Landlord and Tenant acknowledge that, pursuant to the existing terms of the Lease (and subject to the terms of this Third Amendment), Tenant’s lease of the Premises is otherwise scheduled to expire on November 30, 2025. Landlord and Tenant hereby agree to extend the Lease Term for seventy (70) months to September 30, 2031. Notwithstanding the foregoing, the period commencing on the Extension Date (i.e., January 1, 2025) and continuing through September 30, 2031 (the “New Expiration Date”), shall nevertheless be referenced herein the “Extension Term”. The parties hereby acknowledge that, pursuant to Section 9 of the First Amendment, Section 2.2 of the Office Lease was deleted in its entirety and, accordingly, Tenant has no right to further extend the term of the Lease beyond the Extension Term.
4.
Base Rent.
4.1.
Prior to Extension Date. Prior to the Extension Date, Tenant shall continue to pay to Landlord monthly installments of Base Rent for the Premises in accordance with the terms of the Lease (including, without limitation at the same Base Rent rate).
4.2.
From and Following the Extension Date. Notwithstanding anything to the contrary contained in the Lease, commencing on the Extension Date and continuing throughout the Extension Term, Tenant shall pay to Landlord monthly installments of Base Rent for the entire Premises as follows:

Period of Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Base Rent per Rentable Square Foot*
January 1, 2025 – December 31, 2025**	$699,051.36	$58,254.28	$5.18
January 1, 2026 – December 31, 2026	$720,022.92	$60,001.91	$5.34
January 1, 2027 – December 31, 2027	$741,623.64	$61,801.97	$5.50
January 1, 2028 – December 31, 2028	$763,872.36	$63,656.03	$5.66
January 1, 2029 – December 31, 2029	$786,788.52	$65,565.71	$5.83
January 1, 2030 – December 31, 2030	$810,392.16	$67,532.68	$6.01
January 1, 2031 – September 30, 2031	$834,703.92***	$69,558.66	$6.19

* The amounts identified in the column entitled “Approximate Monthly Base Rent per Rentable Square Foot” are rounded amounts and are provided for informational purposes only. The amounts identified in the columns entitled “Annualized Base Rent” and “Monthly Installment of Base Rent” shall control.

** Subject to the terms set forth in Section 4.2of this Third Amendment, below, the Monthly Installments of Base Rent attributable to the ten (10) month period commencing on the Extension Date shall be abated.

*** As the final period of the Lease Term consists of nine (9) calendar months ending September 30, 2031, the portion of the identified Annualized Base Rent actually due and payable for such nine (9) month period shall total $626,027.94 (i.e., $69,558.66 per month for each of such nine (9) calendar months.

4.3.
Provided that no breach or default (beyond any applicable notice and cure period) is occurring during the first (1st) through and including the tenth (10th) full calendar months of the Extension Term (i.e., January 1, 2025 through October 31, 2025) (the “Extension Term Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Extension Term Abatement Period (the “Extension Term Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Extension Term Abatement totals $582,542.80. Tenant acknowledges and agrees that during such Extension Term Abatement Period, such abatement of Base Rent for the Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of the Lease, which increases shall be calculated without regard to such Extension Term Abatement. Tenant acknowledges and agrees that the foregoing Extension Term

Abatement has been granted to Tenant as additional consideration for entering into this Third Amendment, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under the Lease, as amended by this Third Amendment. If this Lease is terminated in accordance with Section 19.2.1 of the Lease, then for purposes of the determination of the damage claim Landlord may recover from Tenant in accordance with the terms and conditions of such Section 19.2.1, the dollar amount of the then‑unapplied portion of the Extension Term Abatement as of the date of such termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall be deemed immediately obligated to begin paying Base Rent for the Premises in full. The foregoing Extension Term Abatement right set forth in this Section 4.3shall be personal to the Original Tenant and any Permitted Transferee Assignee and shall only apply to the extent that the Original Tenant or such Permitted Transferee Assignee (and not any other assignee, or any sublessee or other transferee of the Original Tenant’s interest in the Lease) is the Tenant under the Lease throughout such Extension Term Abatement Period.
5.
Direct Expenses and Electricity.
5.1.
Prior to Extension Date. Prior to the Extension Date, Tenant shall continue to be obligated to pay Tenant’s Share of Direct Expenses in connection with the Premises in accordance with the terms of Article 4 of the Lease, and shall continue to be obligated to pay the cost of all utilities provided to and/or consumed in the Premises pursuant to Section 6.1.2of the Lease.
5.2.
From and Following Extension Date. Except as specifically set forth in this Section 5.2, commencing on the Extension Date (i.e., January 1, 2025), Tenant shall pay Tenant’s Share of Direct Expenses in connection with the Premises in accordance with the terms of Article 4 of the Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses, (i) the Base Year shall be calendar year 2025[1], and (ii) Tenant Share’s shall be 8.4922%. Tenant shall continue to pay the cost of all utilities provided to and/or consumed in the Premises pursuant to Section 6.1.2 of the Lease.
6.
Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than Savills for Tenant and CBRE, Inc. for Landlord (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment. Landlord shall pay the commissions due to Brokers in connection with this Third Amendment pursuant to a corresponding written commission agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers. The terms of this Section 6 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
7.
Letter of Credit. Landlord and Tenant agree that Tenant previously delivered to Landlord an L‑C, for which the current L‑C Amount totals Fifty‑Five Thousand and No/100 Dollars ($55,000.00) and, except as otherwise set forth hereinbelow, the L‑C related obligations as set forth in such Article 21 of the Original Lease and Section 8 of the First Amendment otherwise remain in full force and effect throughout the Extended Term. Landlord and Tenant further acknowledge and agree that as the L‑C Amount is no longer subject to any further reductions or increases during the Extended Term, Section 21.3.2 of the Lease is hereby deleted and of no further force or effect.
8.
Signatures. The parties hereto consent and agree that this Third Amendment may be signed and/or transmitted by facsimile, e‑mail of a.pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Third Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Third Amendment electronically, and (2) the electronic signatures appearing on this Third Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.
9.
No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply with respect to the Extension Premises and shall remain unmodified and in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

“LANDLORD”:

KILROY REALTY, L.P.,

a Delaware limited partnership

By: Kilroy Realty Corporation,
a Maryland corporation

Its: General Partner

By: /s/ Nelson Ackerly

Name: Nelson Ackerly

Its: Senior Vice President, Leasing

By: /s/ Annie Caldwell

Name: Annie Caldwell

Its: Vice President, Leasing

“TENANT”:

AIRGAIN, INC.,

a Delaware corporation,

By: Jacob Suen

Jacob Suen

its President & Chief Executive Officer